Exhibit 99.1
News Release
Pentair Reports First Quarter 2014 Results

•	First quarter sales of $1.7 billion.

•	Adjusted EPS grew 26 percent to $0.73.

•	Adjusted operating margins expanded 170 basis points to 11.8 percent.

•	The company reaffirms 2014 adjusted EPS guidance of $3.85 - $4.00.
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
SCHAFFHAUSEN, Switzerland — April 22, 2014— Pentair Ltd. (NYSE: PNR) today announced first quarter 2014 sales of $1.7 billion. Sales were down 3 percent compared to sales for the same period last year. Adjusted first quarter 2014 earnings per diluted share (“EPS”) were $0.73, up 26 percent from adjusted EPS of $0.58 in the first quarter of last year. On a GAAP basis, the company reported EPS of $0.59 compared to EPS of $0.25 in the first quarter of 2013. Adjusted EPS and operating income exclude repositioning costs, acquisition and redomicile-related expenses, gain/loss on sale of a business and certain tax items.
First quarter 2014 adjusted operating income was $204 million, up 14 percent compared to adjusted operating income for first quarter 2013, and adjusted operating margins were 11.8 percent, an expansion of 170 basis points when compared to adjusted 2013 operating margins. On a GAAP basis, the company reported operating income of $180 million.
Free cash flow in the quarter was a usage of $26 million, reflecting normal seasonality and timing of cash flows. The company expects to deliver full year free cash flow greater than 105 percent of net income.
The quarterly dividend effective for the first and second quarters of 2014 is $0.25 per share per quarter. The company is seeking authorization from its shareholders at its 2014 annual general meeting to increase the dividend to $0.30 per share per quarter for each of the third and fourth quarters of 2014 and the first and second quarters of 2015. If approved by shareholders, the 2014 dividend increase will mark the 38th consecutive year in which Pentair has increased its dividend.
“This quarter, our Food & Beverage and Residential & Commercial verticals delivered strong sales performance, helping to offset declines in our Energy and Infrastructure verticals,” said Randall J. Hogan, Pentair Chairman and Chief Executive Officer. “We were pleased with our strong double-digit EPS growth in the quarter which was driven by the continued momentum in productivity and synergies.”
FIRST QUARTER BUSINESS HIGHLIGHTS
Unless otherwise indicated, all comparisons are year-over-year against 2013 adjusted results. See attached reconciliations of these Non-GAAP measures.
Valves & Controls delivered first quarter 2014 sales of $535 million, down 9 percent versus the prior year quarter. Backlog increased 2 percent to $1.4 billion compared to fourth quarter 2013.

•
Sales in the Energy vertical, which accounted for roughly 60 percent of Valves & Controls revenue in the quarter, declined 12 percent. Sales to the oil & gas industry were down 5 percent while sales to the power industry decreased 18 percent. Sales to the mining industry decreased 24 percent.

•	Sales in the Industrial vertical, which accounted for nearly 40 percent of Valves & Controls revenue in the quarter, decreased 4 percent.
Valves & Controls delivered first quarter adjusted operating income of $62 million, up 4 percent compared to $59 million in the same quarter last year. First quarter adjusted operating margins increased 140 basis points to 11.5 percent. Price and productivity more than offset inflation during the quarter. Including repositioning and other charges, Valves & Controls reported a GAAP operating income of $52 million in the first quarter.

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Process Technologies first quarter sales were $418 million, up 5 percent versus the prior year quarter.

•	Sales in the Residential & Commercial vertical, which accounted for roughly 60 percent of Process Technologies revenue in the quarter, grew 10 percent.

•	Sales in the Food & Beverage vertical, which accounted for approximately 25 percent of Process Technologies revenue in the quarter, increased 17 percent.
Process Technologies first quarter adjusted operating income of $49 million represented a 6 percent increase as compared to $46 million in the same period last year. Adjusted operating margins increased by 10 basis points to 11.7 percent. Price and productivity offset inflation in the quarter. Including repositioning and other charges, Process Technologies reported a GAAP operating income of $46 million in the first quarter.
Flow Technologies delivered first quarter 2014 sales of $364 million, down 7 percent versus the prior year quarter.

•	Sales in the Residential & Commercial vertical, which accounted for roughly 40 percent of Flow Technologies revenue in the quarter, grew 2 percent.

•	Sales in the Infrastructure vertical, which accounted for approximately 25 percent of Flow Technologies revenue in the quarter, decreased 22 percent.

•	Sales in the Food & Beverage vertical, which accounted for approximately 15 percent of Flow Technologies revenue in the quarter, decreased 6 percent.

•	Sales in the Industrial vertical, which accounted for nearly 15 percent of Flow Technologies revenue in the quarter, grew 2 percent.
Flow Technologies delivered first quarter adjusted operating income of $36 million, down 2 percent compared to $37 million in the same quarter last year. First quarter 2014 adjusted operating margins increased 50 basis points to 9.9 percent. Price and productivity more than offset inflation during the quarter. Including repositioning and other charges, Flow Technologies reported a GAAP operating income of $28 million in the first quarter.
Technical Solutions delivered first quarter 2014 sales of $415 million, up 1 percent versus the prior year quarter.

•	Sales in the Industrial vertical, which accounted for roughly 50 percent of Technical Solutions revenue in the quarter, increased 2 percent.

•	Sales in the Energy vertical, which accounted for nearly 25 percent of Technical Solutions revenue in the quarter, declined 9 percent.

•	Sales in the Residential & Commercial vertical, which accounted for approximately 15 percent of Technical Solutions revenue in the quarter, grew 12 percent.

•	Sales in the Infrastructure vertical, which accounted for nearly 15 percent of Technical Solutions revenue in the quarter, increased 6 percent.
Technical Solutions delivered first quarter adjusted operating income of $79 million, up 13 percent compared to $70 million in the same quarter last year. First quarter 2014 adjusted operating margins increased 210 basis points to 19.1 percent. Price and productivity gains more than offset material and labor inflation. Including repositioning and other charges, Technical Solutions reported a GAAP operating income of $76 million in the first quarter.

OUTLOOK
The company continues to expect full year 2014 adjusted EPS to be between $3.85 - $4.00, which represents an increase of approximately 22 percent from 2013 adjusted EPS of $3.21. The company anticipates full year 2014 sales of $7.7 billion, or up approximately 2 to 4 percent over 2013 sales. The company expects to generate free cash flow in excess of 105 percent of net income in 2014.
“We expect to deliver another year of strong double-digit EPS growth,” said Hogan. “We continue to have confidence in our ability to deliver on the areas within our control. We believe the second quarter will represent our last significant year-over-year Australian project headwind and the second half should show improving growth.”
In addition, the company introduced second quarter 2014 adjusted EPS guidance of $1.02 - $1.05, up approximately 13 percent versus the same quarter last year's adjusted EPS. The company expects second quarter revenue to be approximately $1.95 billion, which is flat to down 1 percent compared to second quarter 2013 revenue.

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EARNINGS CONFERENCE CALL
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company’s performance and first quarter 2014 results on a two-way conference call with investors at 9:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investors section of the company’s website, www.pentair.com, shortly before the call begins. Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, both of which can be found on Pentair’s website. The webcast and presentation will be archived at the company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “goals,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “positioned,” “strategy,” “future,” "outlook," "opportunity" or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the ability to successfully complete the Redomicile and achieve the expected benefits from the Redomicile; the ability to successfully integrate the Flow Control business and achieve expected benefits from such combination; overall global economic and business conditions; competition and pricing pressures in the markets we serve; the strength of housing and related markets; volatility in currency exchange rates and commodity prices; inability to generate savings from excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices; increased risks associated with operating foreign businesses; the ability to deliver backlog and win future project work; failure of markets to accept new product introductions and enhancements; the impact of changes in laws and regulations, including those that limit U.S. tax benefits; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating goals. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including in our 2013 Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this communication. Pentair Ltd. assumes no obligation, and disclaims any obligation, to update the information contained in this communication.

ABOUT PENTAIR LTD.
Pentair Ltd. (www.pentair.com) delivers industry-leading products, services and solutions for its customers’ diverse needs in water and other fluids, thermal management and equipment protection. With 2013 revenues of $7.5 billion, Pentair employs more than 30,000 people worldwide.

PENTAIR CONTACTS:
Jim Lucas
Vice President, Investor Relations
Direct: 763-656-5575
Email: jim.lucas@pentair.com

Rebecca Osborn
Senior Manager, External Communications
Direct: 763-656-5589
Email: rebecca.osborn@pentair.com

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Pentair Ltd. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended
In millions, except per-share data	March 29, 2014	March 30, 2013
Net sales	$1,725.2	$1,774.5
Cost of goods sold	1,146.9	1,250.7
Gross profit	578.3	523.8
% of net sales	33.5%	29.5%
Selling, general and administrative	368.4	416.0
% of net sales	21.4%	23.4%
Research and development	30.0	33.5
% of net sales	1.7%	1.9%
Operating income	179.9	74.3
% of net sales	10.4%	4.2%
Other (income) expense:
Equity income of unconsolidated subsidiaries	(0.4)	(0.2)
Loss (gain) on sale of businesses	8.0	(16.7)
Net interest expense	15.7	17.0
% of net sales	0.9%	1.0%
Income before income taxes and noncontrolling interest	156.6	74.2
Provision for income taxes	38.0	20.9
Effective tax rate	24.3%	28.2%
Net income before noncontrolling interest	118.6	53.3
Noncontrolling interest	—	1.6
Net income attributable to Pentair Ltd.	$118.6	$51.7
Earnings per common share attributable to Pentair Ltd.
Basic	$0.60	$0.25
Diluted	$0.59	$0.25
Weighted average common shares outstanding
Basic	196.2	204.8
Diluted	199.7	208.2
Cash dividends paid per common share	$0.25	$0.23

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Pentair Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 29, 2014	December 31, 2013
In millions
Assets
Current assets
Cash and cash equivalents	$211.1	$265.1
Accounts and notes receivable, net	1,410.7	1,334.3
Inventories	1,271.6	1,243.3
Other current assets	411.9	389.4
Total current assets	3,305.3	3,232.1
Property, plant and equipment, net	1,162.0	1,170.0
Other assets
Goodwill	5,098.9	5,134.2
Intangibles, net	1,747.7	1,776.1
Other non-current assets	452.6	430.9
Total other assets	7,299.2	7,341.2
Total assets	$11,766.5	$11,743.3
Liabilities and Equity
Current liabilities
Current maturities of long-term debt and short-term borrowings	$2.8	$2.5
Accounts payable	575.4	596.6
Employee compensation and benefits	294.6	347.1
Other current liabilities	655.3	664.0
Total current liabilities	1,528.1	1,610.2
Other liabilities
Long-term debt	2,933.8	2,552.6
Pension and other post-retirement compensation and benefits	318.6	324.8
Deferred tax liabilities	599.5	580.6
Other non-current liabilities	450.2	457.4
Total liabilities	5,830.2	5,525.6
Equity	5,936.3	6,217.7
Total liabilities and equity	$11,766.5	$11,743.3

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Pentair Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
	Three months ended
In millions	March 29, 2014	March 30, 2013
Operating activities
Net income before noncontrolling interest	$118.6	$53.3
Adjustments to reconcile net income before noncontrolling interest to net cash provided by (used for) operating activities
Equity income of unconsolidated subsidiaries	(0.4)	(0.2)
Depreciation	37.3	38.1
Amortization	29.4	41.8
Deferred income taxes	0.1	2.0
Loss (gain) on sale of businesses	8.0	(16.7)
Share-based compensation	7.4	10.4
Excess tax benefits from share-based compensation	(6.1)	—
Loss on sale of assets	0.4	—
Changes in assets and liabilities, net of effects of business acquisitions
Accounts and notes receivable	(78.0)	(129.4)
Inventories	(28.8)	29.1
Other current assets	(25.3)	(21.7)
Accounts payable	(35.9)	20.9
Employee compensation and benefits	(53.3)	(25.7)
Other current liabilities	37.0	8.9
Other non-current assets and liabilities	(9.8)	9.1
Net cash provided by (used for) operating activities	0.6	19.9
Investing activities
Capital expenditures	(27.2)	(49.7)
Proceeds from sale of property and equipment	0.4	0.9
Proceeds from sale of businesses, net	—	30.0
Other	(0.5)	0.3
Net cash provided by (used for) investing activities	(27.3)	(18.5)
Financing activities
Net receipts (repayments) of short-term borrowings	0.3	2.9
Net receipts (repayments) of commercial paper and revolving long-term debt	381.9	139.6
Repayments of long-term debt	(0.9)	(1.7)
Debt issuance costs	—	(1.3)
Excess tax benefits from share-based compensation	6.1	—
Shares issued to employees, net of shares withheld	24.0	11.8
Repurchases of common shares	(252.2)	(140.3)
Dividends paid	(49.2)	(47.2)
Purchase of noncontrolling interest	(134.7)	—
Distribution to noncontrolling interest	—	(2.0)
Net cash provided by (used for) financing activities	(24.7)	(38.2)
Effect of exchange rate changes on cash and cash equivalents	(2.6)	(10.0)
Change in cash and cash equivalents	(54.0)	(46.8)
Cash and cash equivalents, beginning of period	265.1	261.3
Cash and cash equivalents, end of period	$211.1	$214.5
Free cash flow
Net cash provided by (used for) operating activities	$0.6	$19.9
Capital expenditures	(27.2)	(49.7)
Proceeds from sale of property and equipment	0.4	0.9
Free cash flow	$(26.2)	$(28.9)

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Pentair Ltd. and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2014	2013
In millions	First Quarter	First Quarter
Net sales
Valves & Controls	$534.8	$585.8
Process Technologies	418.3	396.6
Flow Technologies	364.1	390.6
Technical Solutions	415.3	410.0
Other	(7.3)	(8.5)
Consolidated	$1,725.2	$1,774.5
Operating income (loss)
Valves & Controls	$52.2	$(18.6)
Process Technologies	46.3	43.4
Flow Technologies	27.5	31.4
Technical Solutions	76.2	53.3
Other	(22.3)	(35.2)
Consolidated	$179.9	$74.3
Operating income (loss) as a percent of net sales
Valves & Controls	9.8%	(3.2)%
Process Technologies	11.1%	10.9%
Flow Technologies	7.5%	8.0%
Technical Solutions	18.4%	13.0%
Consolidated	10.4%	4.2%

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Pentair Ltd. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2014 to the “Adjusted” non-GAAP excluding the effect of 2014 adjustments (Unaudited)

	Actual	Forecast
In millions, except per-share data	First Quarter	Full Year
Total Pentair
Net sales	$1,725.2	approx	$7,700
Operating income—as reported	179.9	approx	1,060
% of net sales	10.4%	approx	13.8%
Adjustments:
Restructuring and other	22.9	approx	23
Redomicile related expenses	1.5	approx	2
Operating income—as adjusted	204.3	approx	1,085
% of net sales	11.8%	approx	14.1%
Net income attributable to Pentair Ltd.—as reported	118.6	approx	754
Loss on sale of business, net of tax	6.1	approx	6
Adjustments, net of tax	20.3	approx	20
Net income attributable to Pentair Ltd.—as adjusted	$145.0	approx	$780
Earnings per common share attributable to Pentair Ltd.—diluted
Diluted earnings per common share—as reported	$0.59	approx	$3.71 - $3.86
Adjustments	0.14	approx	0.14
Diluted earnings per common share—as adjusted	$0.73	approx	$3.85 - $4.00

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Pentair Ltd. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2014 to the “Adjusted” non-GAAP excluding the effect of 2014 adjustments (Unaudited)

	Actual	Forecast
In millions	First Quarter	Full Year
Valves & Controls
Net sales	$534.8	approx	$2,520
Operating income—as reported	52.2	approx	330
% of net sales	9.8%	approx	13.1%
Adjustments:
Restructuring and other	9.5	approx	10
Operating income—as adjusted	61.7	approx	340
% of net sales	11.5%	approx	13.5%
Process Technologies
Net sales	$418.3	approx	$1,925
Operating income —as reported	46.3	approx	297
% of net sales	11.1%	approx	15.8%
Adjustments:
Restructuring and other	2.8	approx	3
Operating income—as adjusted	49.1	approx	300
% of net sales	11.7%	approx	16.0%
Flow Technologies
Net Sales	$364.1	approx	$1,505
Operating income—as reported	27.5	approx	163
% of net sales	7.5%	approx	10.9%
Adjustments:
Restructuring and other	8.5	approx	9
Operating income—as adjusted	36.0	approx	172
% of net sales	9.9%	approx	11.5%
Technical Solutions
Net sales	$415.3	approx	$1,745
Operating income—as reported	76.2	approx	372
% of net sales	18.4%	approx	21.3%
Adjustments:
Restructuring and other	2.9	approx	3
Operating income—as adjusted	79.1	approx	375
% of net sales	19.1%	approx	21.5%

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Pentair Ltd. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2013 to the “Adjusted” non-GAAP excluding the effect of 2013 adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total Pentair
Net sales	$1,774.5	$1,963.7	$1,824.8	$1,916.7	$7,479.7
Operating income—as reported	74.3	225.9	240.0	233.8	774.0
% of net sales	4.2%	11.5%	13.2%	12.2%	10.3%
Adjustments:
Inventory step-up and customer backlog	76.8	10.1	—	—	86.9
Restructuring and other	27.4	32.4	8.7	61.6	130.1
Pension and other post-retirement mark-to-market gain	—	—	—	(63.2)	(63.2)
Trade name impairment	—	—	—	11.0	11.0
Redomicile related expenses	—	—	—	5.4	5.4
Operating income—as adjusted	178.5	268.4	248.7	248.6	944.2
% of net sales	10.1%	13.7%	13.6%	13.0%	12.6%
Net income attributable to Pentair Ltd.—as reported	51.7	154.1	172.8	158.2	536.8
Gain on sale of businesses, net of tax	(12.5)	—	—	(2.2)	(14.7)
Interest expense, net of tax	—	1.6	—	—	1.6
Adjustments, net of tax	80.8	33.5	1.1	18.0	133.4
Net income attributable to Pentair Ltd.—as adjusted	$120.0	$189.2	$173.9	$174.0	$657.1
Earnings per common share attributable to Pentair Ltd.—diluted
Diluted earnings per common share—as reported	$0.25	$0.75	$0.85	$0.78	$2.62
Adjustments	0.33	0.17	0.01	0.08	0.59
Diluted earnings per common share—as adjusted	$0.58	$0.92	$0.86	$0.86	$3.21

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Pentair Ltd. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2013 to the “Adjusted” non-GAAP excluding the effect of 2013 adjustments (Unaudited)

In millions	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Valves & Controls
Net sales	$585.8	$619.9	$611.5	$652.0	$2,469.2
Operating income (loss)—as reported	(18.6)	56.9	76.6	46.5	161.4
% of net sales	(3.2)%	9.2%	12.5%	7.1%	6.5%
Adjustments:
Restructuring and other	7.3	17.0	3.7	32.8	60.8
Inventory step-up and customer backlog	70.6	10.0	—	—	80.6
Operating income—as adjusted	59.3	83.9	80.3	79.3	302.8
% of net sales	10.1%	13.5%	13.1%	12.2%	12.3%
Process Technologies
Net sales	$396.6	$477.6	$421.2	$470.5	$1,765.9
Operating income—as reported	43.4	76.8	57.1	65.9	243.2
% of net sales	10.9%	16.1%	13.6%	14.0%	13.7%
Adjustments:
Restructuring and other	2.4	2.7	2.8	1.7	9.6
Inventory step-up and customer backlog	0.4	—	—	—	0.4
Operating income—as adjusted	46.2	79.5	59.9	67.6	253.2
% of net sales	11.6%	16.6%	14.2%	14.4%	14.2%
Flow Technologies
Net sales	$390.6	$478.2	$397.2	$352.5	$1,618.5
Operating income—as reported	31.4	59.3	48.8	10.2	149.7
% of net sales	8.0%	12.4%	12.3%	2.9%	9.2%
Adjustments:
Restructuring and other	5.1	3.9	0.7	14.4	24.1
Inventory step-up and customer backlog	0.2	0.2	—	—	0.4
Operating income—as adjusted	36.7	63.4	49.5	24.6	174.2
% of net sales	9.4%	13.3%	12.5%	7.0%	10.8%
Technical Solutions
Net sales	$410.0	$397.4	$405.9	$450.1	$1,663.4
Operating income—as reported	53.3	65.1	82.2	84.4	285.0
% of net sales	13.0%	16.4%	20.3%	18.8%	17.1%
Adjustments:
Restructuring and other	10.7	4.9	1.5	3.6	20.7
Tradename impairment	—	—	—	11.0	11.0
Inventory step-up and customer backlog	5.7	—	—	—	5.7
Operating income—as adjusted	69.7	70.0	83.7	99.0	322.4
% of net sales	17.0%	17.6%	20.6%	22.0%	19.4%